Exhibit 10.2
200 Sidney Street Cambridge, MA 02139 www.serestherapeutics.com

October 1, 2025

Teresa Young

tyoung@serestherapeutics.com

RE: Retention Bonus

Dear Terri,

Seres Therapeutics, Inc. (the “Company”) is pleased to inform you that you have been awarded a special, one-time retention bonus (the “Retention Bonus”) in the total amount of one-hundred seventy-five thousand dollars ($175,000), $100,000 of which is in the form of cash (the “Cash Bonus”) and $75,000 of which is in the form of restricted stock units (the “Retention RSUs”), pursuant to the terms and conditions set forth in this letter agreement.

The Retention RSUs were granted to you effective September 26, 2025, and will become fully vested on November 15, 2025 (the “RSU Retention Date”), subject to and in accordance with the terms of a Restricted Stock Unit Agreement that will be separately provided to you (the “Retention RSU Agreement”). The Cash Bonus will be paid to you by the Company on the Company’s next regularly scheduled payroll date following February 15, 2026 (the “Cash Retention Date”), provided that you remain employed in good standing with the Company through the Cash Retention Date.

In addition, if on or prior to September 30, 2026, the Company consummates a significant business development transaction that the Company’s board of directors (the “Board”) determines materially enhances the Company’s long-term cash position, the Board may elect to pay you a transaction bonus in an amount determined by the Board, in its discretion, provided that you remain employed with the Company through the payment date. For the avoidance of doubt, whether you receive (and the amount (if any)) such a transaction bonus, will be determined by the Board in its sole discretion.

Notwithstanding the foregoing, if the Company terminates your employment without Cause or you terminate your employment for Good Reason and you execute and deliver (and do not revoke) a general release of claims (the “Release”) in substantially the form attached to the Employment Agreement, dated January 29, 2021, between you and the Company (the “Employment Agreement”) that becomes effective and irrevocable within sixty (60) days following your date of termination, then if the effective date of your employment termination is (a) before the RSU Retention Date, the Company will (1) accelerate the vesting of the Retention RSUs and (2) pay you the Cash Bonus in a lump sum on the Company’s next regularly scheduled payroll date following the date the Release becomes effective and irrevocable or (b) after the RSU

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200 Sidney Street Cambridge, MA 02139 www.serestherapeutics.com

Retention Date and on or before the Cash Retention Date, the Company will pay you the Cash Bonus in a lump sum on the Company’s next regularly scheduled payroll date following the date the Release becomes effective and irrevocable.

For purposes of this letter agreement, “Good Reason” means “good reason” under and within the meaning of the Employment Agreement; and “Cause” means “Cause” under and within the meaning of the Employment Agreement.

Payment of the Retention Bonus will be subject to all applicable tax and other withholdings. This letter agreement may be amended only by an instrument in writing signed by both you and an authorized officer of the Company, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. This letter agreement does not confer upon you any right to continued employment with the Company or interfere in any way with the rights of the Company to terminate your employment at any time. This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law, your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts. This letter agreement and the Retention RSU Agreement together constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior understandings or agreements with respect thereto. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile, email, .pdf or other electronic transmission of a signature shall be deemed to be and have the effect of an original signature.

Please indicate your acceptance of and agreement to the terms and conditions of this letter agreement by signing and returning a copy of this letter to the undersigned. If you have any questions or concerns about this letter, please contact Kristen Grogan at kgrogan@serestherapeutics.com.

Thank you for your hard work and commitment to the Company.

[Signature Page Follows]

200 Sidney Street Cambridge, MA 02139 www.serestherapeutics.com

Sincerely,

SERES THERAPEUTICS, INC.

By: /s/ Thomas J. DesRosier

Name: Thomas J. DesRosier

Title: Co-President/CEO, Chief Legal Officer and Secretary

Acknowledged and agreed:

/s/ Teresa Young

Teresa Young